UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Mistras Group, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Notice of Annual Meeting

And

Proxy Statement

Mistras Group 2010 Annual Shareholders Meeting

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

September 16, 2010

Dear Mistras Shareholder:

I am pleased to invite you to the first annual meeting of shareholders of Mistras Group, Inc. as a public company. The meeting will be held at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey on Thursday, October 14, 2010 at 4:00 p.m., Eastern Time.

At the meeting, you and our other shareholders will be asked to vote on the following:

•	the election of six Directors to our Board of Directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011; and

•	any other business which properly comes before the meeting.

At the meeting, you will also hear an overview of Mistras’ current and prior year operations from senior management, to be followed by a question and answer session open to all shareholders. Our Annual Report, which is enclosed with the accompanying Notice of Annual Meeting and Proxy Statement, contains detailed information about Mistras, including our audited financial statements for the fiscal year ended May 31, 2010.

We hope you can join us on October 14, 2010 for this historic event for Mistras. Regardless of whether or not you expect to attend the meeting in person, please read the Proxy Statement and vote as soon as possible. Information about how to vote is including in the accompanying Proxy Statement or in the voting instructions you will receive from your bank or broker. It is important that your shares be represented.

Sincerely,

Sotirios J. Vahaviolos, Ph.D.
Chairman of the Board, Chief
Executive Officer and President

Mistras Group, Inc.
195 Clarksville Road
Princeton Junction, New Jersey 08550

Notice of Annual Meeting

September 16, 2010

The Annual Meeting of Shareholders of Mistras Group, Inc. will be held on Thursday, October 14, 2010 at 4:00 p.m. Eastern Time at the Company’s headquarters located at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The details of the meeting are as follows:

When:	4:00 p.m., Eastern Time, Thursday, October 14, 2010
Where:	Mistras Group Headquarters 195 Clarksville Road Princeton Junction, New Jersey 08550
Items of Business:	• Election of six directors, constituting the entire Board of Directors
• Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011
• Such other matters as may properly come before the meeting or at any adjournment or postponement thereof
Who can vote:	Holders of Mistras Group, Inc. common stock of record at the close of business on August 20, 2010 are entitled to vote at the meeting and any adjournment or postponement of the meeting.
Voting by proxy:	Please sign, date and return your proxy card or submit your proxy and/or voting instructions as described in the accompanying proxy statement or on the proxy card promptly so that a quorum may be represented at the meeting.

By order of the Board of Directors

Michael C. Keefe
Executive Vice President,
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS.

This Notice of Annual Meeting, the Mistras Group Proxy Statement and the Mistras Group 2010 Annual Report are available electronically on the Internet at https://materials.proxyvote.com/60649T.

195 Clarksville Road Princeton Junction, NJ 08550

PROXY STATEMENT

GENERAL INFORMATION

Mistras Group, Inc. is holding its first shareholders meeting as a public company after completion of its initial public offering, or IPO, in October 2009. We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at our 2010 annual meeting of shareholders and at any adjournment or postponement. You are invited to attend the annual meeting, which will take place on October 14, 2010, beginning at 4:00 p.m., Eastern Time, at the Company’s headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. See the inside back cover of this Proxy Statement for directions. Shareholders will be admitted to the annual meeting beginning at 3:45 p.m., Eastern Time. Seating will be limited.

The terms “Mistras,” the “Company,” “we,” “our,” and “us,” means Mistras Group, Inc. and the term “Board” means our Board of Directors, unless the context indicates otherwise. We are incorporated in the State of Delaware, our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MG” and our fiscal year ends May 31. All references to a year or fiscal year means the one year period ending on May 31 of that year, unless the context indicates otherwise.

Proxy Solicitation.  The accompanying proxy is being solicited by our Board of Directors. The Notice of Annual Meeting, this Proxy Statement and the proxy card or voting instructions are first being mailed to the shareholders on or about September 16, 2010 concurrently with the mailing of the Company’s 2010 Annual Report to Shareholders. In addition to this solicitation by mail, employees of the Company may solicit proxies in person or by telephone. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy, a shareholder of record (that is, shareholders who hold their shares in their own name with our transfer agent, American Stock Transfer & Trust Company) may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute Proxy must present adequate identification to the Corporate Secretary before the voting occurs. If you hold your share in “street name” (that is, in the name of a bank, broker or other holder of record), contact your bank, broker or other holder of record for instructions and authorization to have someone attend the meeting for you.

At the Meeting, the proxy committee appointed by the Board of Directors (the persons named in the proxy card) will vote your shares as you instruct. If you complete and submit your proxy as instructed without indicating how you would like to vote your shares, your proxy will be voted as the Board of Directors recommends, which is for all the nominees for director in Item 1 and for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011 in Item 2.

Shareholders Entitled to Vote, Quorum and Votes Needed.  Shareholders of record of our common stock at the close of business on August 20, 2010 are entitled to notice of and to vote at the 2010 annual meeting of shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. On the record date, we had 25,664,254 shares outstanding.

For Item 1, Election of Directors, directors are elected by a plurality of the votes cast, meaning the six nominees receiving the most “FOR” votes will be elected to the Board. Only votes “FOR” will affect the outcome of the vote. Withheld votes or broker non-votes will not affect the outcome of the vote. Item 2, Ratification of

Appointment of Independent Registered Public Accounting Firm, and any other matters to be voted on at the meeting, each require the affirmative vote of a majority of the shares present or represented and entitled to vote on that matter at the meeting. Abstentions from voting on this proposal will have the practical effect of a vote against this proposal because an abstention results in one less vote for the proposal.

If you hold your shares through a bank or broker and you do no instruct your bank or broker how to vote your shares, these shares are considered broker non-votes. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. See “Effect of Not Casting Your Vote” below for a summary of recent changes in how voting is determined.

How to Vote.  Shareholders of record (that is, shareholders who hold their shares in their own name with our transfer agent, American Stock Transfer & Trust Company) can vote in either of the following two ways:

(1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(2) In Person: Attend the annual meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting may be offered to shareholders owning shares through most banks and brokers.

Changing Your Vote.  You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary at Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be, or by voting by ballot at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by ballot at the meeting.

Effect of Not Casting Your Vote.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a record holder of your shares of Mistras common stock. If you hold your shares through a bank, broker or other intermediary, which is commonly referred to as holding your shares in street name, you are a beneficial holder but not a record holder. If you hold your shares in street name and want your shares to count in the Election of Directors (Item 1 of this Proxy Statement), you will need to instruct your bank or broker how you want your shares voted. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as the bank or broker felt appropriate.

Recent changes in voting rules take away the ability of your bank or broker to vote your shares held in street name in the election of directors on a discretionary basis if you do not instruct the bank or broker how to vote. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Item 2 of this Proxy Statement).

If you are a shareholder of record and do not return your proxy, your shares will be considered not present at the meeting and no votes will be cast for your shares at the meeting and your shares will not be present for determining whether we have a quorum. If you return your proxy but do not cast your vote on your proxy, your shares will be voted as directed by the Board of Directors, which will be in favor of both Item 1 and Item 2. If you return your proxy but abstain, no votes will be cast on your behalf on any of the items of business at the meeting but your shares will be counted for determining whether a quorum is present to conduct the meeting.

Tabulating the Votes.  A representative from our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and will serve as inspector of election at the meeting.

Voting Results.  We will announce preliminary voting results at the meeting. Voting results will also be disclosed on a Form 8-K filed with the Securities and Exchange Commission, or the SEC, within four business days after the meeting, which will be available on our website.

Electronic Access.  This Proxy Statement and our 2010 Annual Report are available electronically on the Internet at https://materials.proxyvote.com/60649T. You may also be able to access these documents on our Web site at http://investors.mistrasgroup.com/financials.cfm.

CORPORATE GOVERNANCE

Overview

Our Board believes that the purpose of corporate governance is to ensure that we maximize shareholder value over a sustained period of time in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance guidelines and practices that the Board and senior management believe are sound and promote this purpose. As a new public company, our Board plans to continually review our governance practices and update them, as appropriate, based upon Delaware law (the state in which we are incorporated), New York Stock Exchange, or NYSE, rules and listing standards, SEC regulations, as well as best practices suggested by recognized governance authorities.

All of our relevant corporate governance documents are available on the corporate governance section of the investor page at our website at http://investors.mistrasgroup.com/governance.cfm. At this site, shareholders can view our Corporate Governance Guidelines, Charters of the Audit Committee, Compensation Committee and Corporate Governance Committee, Code of Conduct, Code of Ethics for Principal Executive and Senior Financial Officers, Director Nominating Process and Policy, Director Qualification Criteria, Securityholder Communication Policy, Certificate of Incorporation, and By-Laws.

Board of Directors and Director Independence

Our Board of Directors currently consists of seven members: Elizabeth A. Burgess, Daniel M. Dickinson, James J. Forese, Richard H. Glanton, Michael J. Lange, Manuel N. Stamatakis and Sotirios J. Vahaviolos. Ms. Burgess is not standing for re-election, so at the conclusion of our annual meeting, we will have six directors, and our Board has set the number of directors at six upon the conclusion of the annual meeting. We are extremely grateful to Ms. Burgess for her counsel, insight, advice and service on our Board over the past five years and wish her the best.

In July 2010, the Board and Corporate Governance Committee undertook a review of the independence of the directors and considered whether any director has a relationship with us that would preclude a determination of independence within the meaning of the rules of the NYSE. As a result of this review, our Board determined that Ms. Burgess and Messrs. Dickinson, Forese, Glanton and Stamatakis, representing five of our seven directors and all of our non-employee directors, are “independent directors” as defined under the NYSE rules because none of these directors had any material relationships with the Company. With Ms. Burgess leaving the Board at the conclusion of the annual meeting, four of our six remaining directors will be independent, therefore a majority of our directors will be independent as required by the NYSE rules.

Committees of the Board

Our Board has established three standing committees: Audit Committee, Compensation Committee and Corporate Governance Committee. Each committee operates pursuant to a written charter and all committees are comprised solely of independent directors. The composition of the committees is set forth below, and a description of each committee follows.

Corporate
		Compensation	Governance
Director	Audit Committee	Committee	Committee

Elizabeth A. Burgess	Member
Daniel M. Dickinson		Chairman	Member
James J. Forese	Chairman
Richard H. Glanton		Member	Member
Manuel N. Stamatakis	Member	Member	Chairman

Audit Committee

Our Board has determined that each member of our Audit Committee meets the requirements for independence and financial literacy, and that Mr. Forese qualifies as an audit committee financial expert, under the applicable requirements of the New York Stock Exchange and SEC rules and regulations. The audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and

•	preparing the audit committee report included in our proxy statement.

Compensation Committee

The compensation committee is responsible for, among other things:

•	reviewing and approving the following for our executive officers: annual base salaries, annual incentive bonuses, including the specific goals, targets and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	overseeing compensation goals, and incentive and equity compensation criteria for our employees;

•	reviewing and recommending in conjunction with the Corporate Governance Committee compensation programs for outside directors;

•	reviewing and approving the compensation discussion and analysis and issuing the compensation committee report included in our proxy statement; and

•	administering, reviewing, and making recommendations with respect to our equity compensation plans.

Corporate Governance Committee

Our Corporate Governance Committee (formerly called the Nominating and Governance Committee) is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to the Board;

•	reviewing developments in corporate governance practices and developing and recommending governance principles for our Board;

•	overseeing the evaluation of our Board and management;

•	reviewing the succession planning for our Board and executive officers;

•	recommending members for each Board committee to our Board; and

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our Board and our officers.

Board Leadership Structure

Under our corporate governance guidelines, the Board does not have a policy on whether or not the roles of the Chairperson and Chief Executive Officer, or CEO, should be separate or combined. The Board believes it should be free to determine what is best for the Company at a given point in time. We have not separated the roles of Chairman and CEO, with the Company’s founder and 42% shareholder, Dr. Vahaviolos, serving in that dual role. The independent directors believe that the Company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure for Mistras at this time. The independent directors believe that each of the possible leadership structures for a board of directors has its own advantages and disadvantages, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The combined Chairman/CEO model is a leadership model that has served our shareholders well, as our Chairman and CEO, Dr. Vahaviolos, was the founder who built the Company from the beginning and led it through numerous economic cycles and a successful IPO. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees, customers and suppliers. Dr. Vahaviolos possesses detailed, in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the time and attention of the Board are focused on the most critical matters. This structure also enables our Chairman and CEO to act as a bridge between management and the Board, helping both to act with a common purpose. In addition, the Corporate Governance Committee and the other independent directors considered Dr. Vahaviolos’ 42% ownership of the Company and how that aligns him with the interests of all shareholders. The Corporate Governance Committee and the independent directors intend to review periodically this structure to ensure it remains appropriate for the Company.

Lead Director

In July 2010, the Board established the position of independent Lead Director, which the Board determined should also be the Chair of the Corporate Governance Committee. At that time, the Board designated Mr. Stamatakis, the Chair of the Corporate Governance Committee, as the Lead Director. The Lead Director serves as a liaison between management and non-management members of the Board; participates in setting the agenda for Board meetings; leads the executive sessions of the Board; communicates to the CEO results of the executive sessions, including any follow up actions; and is involved in other governance matters.

Code of Ethics and Code of Conduct

We have a Code of Ethics for Our Principal Executive and Senior Financial Officers, which applies to our chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. This code of ethics requires that our CEO and financial leaders act with honesty, integrity and a high level of ethics. This code also requires full, fair, timely and accurate reporting and disclosure of information in reports to the SEC and to the public.

We have also adopted a Code of Conduct that applies to all of our employees, officers and directors. Our Code of Conducts established guidelines for honesty and professionalism we expect all Mistras directors, officers and employees to follow at all times when representing or working for Mistras and is intended to foster an atmosphere of high integrity and accountability. The Code of Conduct requires all employees to comply with all laws and regulations and addresses issues such as dealing with customers and suppliers, protecting confidential information, intellectual property and other valuable company assets, avoiding conflicts of interest, following employment policies and practices and other matters involving good corporate conduct.

Nomination of Directors

The Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and for recommending nominees to the Board for election at the annual meeting of shareholders. To facilitate this process, the committee and the Board adopted a Director Nominating Process and Policy and Director Qualification Criteria. The Director Nominating Process and Policy and the Director Qualification Criteria articulate a process and qualifications that are clear, specific and prudent to help the Corporate Governance Committee and the Board identify and select the most qualified directors to meet our needs and provide a well-functioning Board.

In accordance with the policy, the Corporate Governance Committee will take into account the Board’s current and anticipated strengths and needs, based upon the Board’s current profile and the Board’s current and anticipated needs. The committee will also seek an appropriate balance of experience or expertise in accounting, finance, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters, as well as diversity within the Board. While the Board does not have a specific policy on Board diversity, it is one aspect the Corporate Governance Committee and the Board will take into account when considering potential director candidates.

As set forth in the Director Qualification Criteria, the Board seeks candidates for director who possess the following: (1) the highest level of integrity and ethical character, (2) personal and professional reputations consistent with the Company’s image and reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary for service on our Board, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board. The Corporate Governance Committee will also seek to have at least one independent director who meets the definition of an audit committee financial expert under SEC rules.

The Corporate Governance Committee may rely on various sources to identify potential director nominees. These include input from directors, management, others the Corporate Governance Committee considers reliable, and professional search firms. The Corporate Governance Committee will consider director nominations made by a shareholder or other sources (including self-nominees) if these individuals meet our Director Qualification Criteria. If a candidate proposed by a shareholder or other source meets the criteria, the individual will be considered on the same basis as other candidates. For consideration by the Corporate Governance Committee, the submission of a candidate must be sent to the attention of the Corporate Secretary, at our headquarters at 195 Clarksville Road, Princeton Junction, New Jersey 08550. The submission should be received by June 1, 2011 in order to receive adequate consideration for the 2011 annual meeting and must include sufficient details to demonstrate that the potential candidate meets the Director Qualification Criteria.

Other Key Governance Matters

Executive Sessions.  The Audit Committee met twice during fiscal year 2010 in executive sessions without members of management present. The independent directors met once during fiscal year 2010 in executive session, without the Chairman and CEO or any other member of management present.

Board Oversight of Risk Management.  The Board believes that overseeing how management manages the various risks the Company faces is one of its important responsibilities. The risk oversight function is administered both in full Board discussions and in individual committees that are tasked by the Board with oversight of specific risks, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, and strategic planning (including matters affecting capital allocation); and other matters that may present material risk to the company’s operations, plans, prospects or reputation; and acquisitions and divestitures (including through post-closing reviews).
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.
Corporate Governance Committee	Risks and exposures relating to our programs and policies for corporate governance; and director succession planning.
Compensation Committee	Risks and exposures associated with leadership assessment, management development and succession planning, and executive compensation programs and arrangements, including incentive plans. The compensation committee reviews compensation arrangements and programs to ensure that they do not create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the company.

On a regular basis, the Board and its committees receive information and reports from management on the status of the Company and the risks associated with the Company’s strategy and business plans.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives, particularly in light of Dr. Vahaviolos’ 42% ownership, his history as founder of the company and his stature in and knowledge of the asset protection and non-destructive testing, or NDT, industry. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of the Company’s ability to manage these risks.

Board Meetings.  During 2010, the Board held four regularly scheduled and one special meeting, the Audit Committee had four meetings and the Compensation Committee and the Corporate Governance Committee each had one meeting. Each director attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which he or she served.

Annual Meeting Attendance.  The Company expects all directors to attend the annual meeting of shareholders.

Communication with the Board.  Shareholders, employees and others may contact the Board or any of the Company’s directors (including the Lead Director) by writing to them c/o Corporate Secretary, Mistras Group, 195 Clarksville Road, Princeton Junction, New Jersey 08550. The Company’s process for handling communications to the Board or the individual directors is set forth in our Securityholder Communication Policy, which has been approved by the Board and can be found on our website at www.investor.mistrasgroup.com/governance.cfm.

DIRECTOR COMPENSATION

Our non-employee directors did not receive any compensation in fiscal year 2010. In July 2010, our Board adopted a compensation plan for our non-employee directors, which is effective for fiscal year 2011. Under the plan, non-employee directors receive an annual retainer of $20,000 plus an annual restricted stock unit grant for $20,000 of Company stock (based upon the fair market value on the date of the grant). In addition, the Audit Committee chairperson will receive an annual fee of $10,000 and the chairperson for each of the Compensation Committee and the Corporate Governance Committee will each receive an annual fee of $7,500. The retainers and committee chair fees will be paid quarterly in cash, but directors can elect to receive these fees in stock. The restricted stock unit award will be made once a year and will vest 25% on the one year anniversary date of the grant and 25% on each succeeding anniversary date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2010, Messrs. Dickinson, Glanton and Stamatakis served as members of our Compensation Committee. None of the members of our Compensation Committee has been an officer or employee of Mistras, or had any other relationship with us requiring disclosure herein. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Approval of Related Person Transactions

The Company has a written Related Person Transaction Policy, which requires the approval or ratification by the Corporate Governance Committee for any transaction or series of transactions exceeding $120,000 in which the Company is a participant and any related person has a material interest for which disclosure is required under Item 404(a) of SEC Regulation S-K. Related persons include our directors, director nominees and executive officers and their family members, and persons controlling more than 5% of our common stock.

Under the Related Person Transaction Policy, all directors and executive officers of the Company have a duty to report to the Chairman, General Counsel or Lead Director potential conflicts of interest or transactions with related persons. Management has established procedures for monitoring transactions that could be subject to approval or ratification under the Policy.

Once a related person transaction has been identified, the Corporate Governance Committee will review all of the relevant facts and circumstances and approve or disapprove of the entry into the transaction. The Corporate Governance Committee will take into account, among other factors, whether the transaction is on terms no less favorable to the Company than terms generally available from unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance Corporate Governance Committee approval of a transaction is not feasible, the transaction will be considered for ratification at the Corporate Governance Committee’s next regularly scheduled meeting.

Transactions with Related Persons

There are no family relationships between or among any directors, nominees and executive officers of the Company.

The following are transactions with related persons requiring approval under our policy. We entered into most of these transactions prior to our IPO. Since our IPO, the Corporate Governance Committee has reviewed all of these transaction and has either pre-approved or ratified each transaction which required the committee’s approval or ratification.

We lease our headquarters, located at 195 Clarksville Road, Princeton Junction, New Jersey, from an entity majority owned by Dr. Vahaviolos, our Chairman and CEO. The lease currently provides for monthly payments of approximately $64,000 (which increases annually to a maximum of approximately $72,000) and terminates on October 31, 2014.

Our wholly owned subsidiary, Euro Physical Acoustics, leases office space located at 27 Rue Magellan, Sucy-en-Brie, France, which is partly owned by Dr. Vahaviolos. The lease provides for monthly payments of approximately $16,000 per month and terminates January 12, 2016.

Envirocoustics A.B.E.E, our subsidiary in Greece, entered into an employment agreement with the daughter of Dr. Vahaviolos pursuant to which she serves as Vice President and Managing Director of Envirocoustics A.B.E.E. The employment agreement provides for a monthly salary and other compensation, including incentive bonuses, plus reimbursement of certain expenses. During fiscal 2010, Dr. Vahaviolos’ daughter received approximately

$163,000 in total compensation and benefits. At the landlord’s request, Dr. Vahaviolos’ daughter personally guaranteed payments on a four year lease at approximately $6,700 per month for office space in Greece used by Envirocoustics A.B.E.E. We have agreed to indemnify Dr. Vahaviolos’ daughter should she make any payments or incur any costs or loss on account of her guaranty.

In connection with our Class B Convertible Redeemable Preferred Stock financing prior to our IPO, we entered into an investor rights agreement with our preferred stockholders, including Dr. Vahaviolos and entities affiliated with Ms. Burgess, Mr. Dickinson and Mr. Forese, three of our directors. Pursuant to this agreement, we granted these shareholders registration rights with respect to shares of our common stock which were issued to them at the time of our IPO resulting from the conversion of their shares of preferred stock.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2010, by (1) each of our directors, (2) each of the executive officers named in the summary compensation table, (3) all of our directors and executive officers as a group, and (4) all other shareholders known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of June 30, 2010, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not for the purpose of computing the percentage ownership of any other person shown in the table. As of June 30, 2010, we had 26,663,528 shares of common stock outstanding.

Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. The address for the directors and executive officers set forth below is Mistras Group, 195 Clarksville Road, Princeton Junction, NJ 08550.

	Shares
	Beneficially	Percentage of
Name	Owned	Class

Directors and Officers
Sotirios J. Vahaviolos	11,336,763	42.5%
Elizabeth A. Burgess(1)	548,385	2.1%
Daniel M. Dickinson(2)	2,768,401	10.4%
James J. Forese(3)	2,789,401	10.5%
Richard H. Glanton	—	—
Michael J. Lange(4)	466,250	1.7%
Manuel N. Stamatakis	6,000	*
Dennis Bertolotti(4)	48,750	*
Phillip T. Cole	165,750	*
Michael C. Keefe	—	—
Paul Peterik(4)	180,750	*
Directors and Executive Officers as a Group	15,737,836	58.8%
Other 5% Holders
TC NDT Holdings, L.L.C.	2,764,401	10.4%
1455 Pennsylvania Avenue, N.W., Suite 350
Washington, DC 20004
Baron Capital Group, Inc.(5)	2,000,000	7.5%
767 Fifth Avenue, 49th Floor
New York, NY 10153
Newland Capital Management, LLC(5)	1,434,909	5.4%
350 Madison Avenue, 11th Floor
New York, New York 10017

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Consists of 545,717 shares held by Altus Capital Partners, SBIC, L.P. and 2,668 held by Ms. Burgess’ spouse. The voting and disposition of the shares held by Altus Capital Partners, SBIC, L.P. is determined by an investment committee consisting of Russell Greenberg, Gregory Greenberg and Ms. Burgess. Ms. Burgess disclaims beneficial ownership of all of these shares held by Altus Capital Partners, SBIC, L.P. except to the extent of her pecuniary interest therein.

(2)	Consists of 2,764,401 shares held by TC NDT Holdings, LLC and 4,000 shares held by Dickinson Investments, LLC. Mr. Dickinson shares voting and dispositive power over the shares held by TC NDT Holdings, LLC with six other members of an investment committee. Mr. Dickinson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Dickinson Investments, LLC is wholly owned jointly by Mr. Dickinson and members of his immediate family.

(3)	Includes 2,764,401 shares held by TC NDT Holdings, LLC. Mr. Forese shares voting and dispositive power over the shares with six other members of an investment committee. Mr. Forese disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(4)	Includes options to purchase common stock exercisable as of June 30, 2010 or within 60 days thereafter for the following amounts:

Lange	42,250
Bertolotti	6,500
Peterik	16,250

(5)	Based upon Schedule 13G filed with the SEC for the year ended December 31, 2010, and includes other person named in Schedule 13G.

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that during fiscal 2010, all reports for our executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

PROPOSAL REQUIRING SHAREHOLDER VOTE

ITEM 1:	ELECTION OF DIRECTORS

Six of the seven members of our Board of Directors are standing for election for a one-year term expiring at the 2011 annual shareholders meeting or until their successors have been elected and qualified, or until their death, resignation or retirement.

Our Board currently has seven directors. Ms. Burgess has decided not to stand for election at the 2010 annual shareholders meeting. Ms. Burgess joined the Company’s Board in October 2005 in connection with an investment in the Company by Altus Capital Partners, Inc., where Ms. Burgess is a senior partner and co-founder. Prior to the Company’s IPO in October 2009, Altus owned 11.5% of the equity interests in the Company. As a result of the IPO and the disposition of shares of the Company by Altus, Altus now owns approximately 2% of our outstanding shares. Accordingly, Ms. Burgess has decided to concentrate her time and efforts in other areas.

Pursuant to its authority in the Company’s certificate of incorporation and bylaws, the Board has set the number of directors at six, effective with the conclusion of the 2010 annual meeting. Accordingly, six nominees for election to the Board are being recommended by the Board.

The following pages contain the background, experience and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Corporate Governance Committee and the Board to determine that each nominee should serve as a director. In addition, a majority of our independent directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

We believe that each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board.

Nominees:

Daniel M. Dickinson
Director since August 2003
Age 49

Mr. Dickinson is a Managing Partner of Thayer | Hidden Creek, a private investment firm located in Washington, D.C., which he first joined in 2001. Prior to joining Thayer | Hidden Creek, Mr. Dickinson was the head of the global mergers and acquisitions and European mergers and acquisitions at Merrill Lynch. Mr. Dickinson serves as a director and a member of the audit committee of Caterpillar, Inc. and as a director and a member of the audit, governance and compensation committee of IESI-BFC Ltd., as well as a director of several private companies. Mr. Dickinson received a J.D. and M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering and Materials Science from Duke University.

The Board believes that Mr. Dickinson’s experience in mergers and acquisitions, private equity business and role as an investment banker provides important insight for the Company’s growth strategy, which includes acquisitions. His significant financial expertise and experience, both in the U.S. and internationally, contributes to the Board’s understanding and ability to analyze complex issues, particularly as the Company looks to expand its international business. His experience as a director of large, publicly-traded multinational corporations enables him to provide meaningful input and guidance to the Board and the Company.

James J. Forese
Director since August 2003
Age 75

Mr. Forese is an Operating Partner and Chief Operating Officer of Thayer | Hidden Creek, positions he has held since he joined the firm in July 2003. Prior to joining Thayer | Hidden Creek, Mr. Forese served as President and Chief Executive Officer of IKON Office Solutions, Inc. (formerly Alcoa Standard Corporation) from 1998 to 2002 and retired as Chairman in 2003. Before IKON, Mr. Forese served as Controller and Vice President of Finance at IBM Corporation and Chairman at IBM Credit Corporation. Mr. Forese has been on the Board of Directors of SFN Group (formerly Spherion Corporation) since 2003 and has been its non-executive chairman since May 2007 and is also the chairman of the corporate governance and nominating committee; director and chairman of the audit committee of IESI-BFC Ltd., and non-executive chairman since January 2010; director of several private companies; former director of Lexmark International, Inc., NUI Corporation, Southeast Bank Corporation, Unisource Worldwide, Inc. and American Management Systems, Incorporated. Mr. Forese also served as a director, the audit committee chair and member of the compensation committee of Anheuser-Busch Companies Inc. from April 2003 until November 2008. Mr. Forese received a B.E.E. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Massachusetts Institute of Technology.

The Board believes Mr. Forese, as a result of his vast experience and demonstrated success as an executive, possesses knowledge and experience in various areas, including business leadership, banking, finance, technology, and public and private company board experience, which strengthens the Board’s overall knowledge, capabilities and experience. In addition, Mr. Forese’ experience with audit committees and as Vice President of Finance and Controller at IBM provides the Board with an audit committee financial expert which further strengthens the some of the Board’s and Audit Committee’s key functions, such as oversight of financial reporting and internal controls.

Richard H. Glanton
Director since October 2009
Age 64

Mr. Glanton is Chief Executive Officer and Chairman of the Philadelphia Television Network, a privately-held media company. From May 2003 to May 2007, Mr. Glanton served as the Senior Vice President of Corporate Development for Exelon Corporation and from 1986 to 2003, he was a partner in the law firm of Reed Smith LLP in Philadelphia. Mr. Glanton currently is a director of Aqua America, Inc., where he is chairman of the corporate governance committee and serves on the executive committee of the Board; a director of The GEO Group, Inc. where he is chairman of the audit and finance committee and serves on the executive governance and compensation committees; and is a member of the Board of Trustees of Lincoln University. Mr. Glanton has more than 25 years of legal experience in law firms and over a decade of executive experience and has approximately 28 years of continuous experience serving on boards of publicly traded companies. Mr. Glanton received a B.A. in English from West Georgia College and a J.D. from University of Virginia School of Law.

The Board believes Mr. Glanton’s experience and knowledge in acquisitions, the power utility industry, legal and general business matters, his extensive experience as a director of publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications, skills and experience that benefits the Board. His extensive corporate finance and legal knowledge also contribute to the Board’s collective knowledge, capabilities and experience.

Michael J. Lange
Director since 2003
Age 50

Mr. Lange is Group Executive Vice President, Services for the Company, overseeing our entire Services division. Mr. Lange joined Mistras when it acquired Quality Services Laboratories in November 2000. Mr. Lange is a well recognized authority in radiography and has held an American Society for Nondestructive Testing (ASNT) Level III Certificate for almost 20 years and is on the Board of Directors of the Non-Destructive Testing Management Association. Mr. Lange received an Associate of Science degree in NDT from the Spartan School of Aeronautics in 1979.

The Board believes that Mr. Lange’s extensive knowledge and experience in the NDT field, and the business acumen and leadership he has demonstrated by the growth in the revenues of the Services segment since he joined the Company in 2000, provides an important operational and industry perspective that is valuable to the Board. In addition, Mr. Lange has been instrumental in the successful integration of numerous NDT services companies Mistras has acquired over the past several years, including the assets of Conam in fiscal 2004, which assists the Board as it considers strategies for future growth.

Manuel N. Stamatakis
Director since 2002
Age 63

Mr. Stamatakis is the Chairman and Chief Executive Officer of Capital Management Enterprises, Inc., a financial services and employee benefits consulting company headquartered in Valley Forge, Pennsylvania, which he founded. Mr. Stamatakis currently serves as Chairman of the Board Trustees of Drexel University College of Medicine, where he is also a member of the audit and finance committees; Chairman of Philadelphia Shipyard Development Corporation and the Pennsylvania Supreme Court Investment Advisory Board. Mr. Stamatakis received a B.S. in Industrial Engineering from the Pennsylvania State University in 1969 and received an honorary Doctorate of Business Administration from Drexel University.

The Board believes that the vast skills, leadership, business experience and success Mr. Stamatakis has demonstrated as a founder and leader of a very successful services business provides the Board with important skills, knowledge, and experience, particularly the experience and knowledge gained from starting and leading a substantial business. Mr. Stamatakis also provides the Board with knowledge of employee benefits and related matters and with strategic and leadership skills as a CEO and as a Chairman of substantial not-for profit enterprises.

Sotirios J. Vahaviolos
Director since 1978
Age 64

Dr. Vahaviolos has been the Chairman, President and Chief Executive Officer since he founded Mistras in 1978 under the name Physical Acoustics Corp. Prior to forming Mistras, Dr. Vahaviolos worked at AT&T Bell Laboratories. Dr. Vahaviolos received a B.S. in Electrical Engineering and graduated first in his engineering class from Fairleigh Dickinson University and received a Master of Science (EE), Masters in Philosophy and a Ph.D.(EE) from the Columbia University School of Engineering. During Dr. Vahaviolos’ career in non-destructive testing, he has been elected Fellow of (1) The Institute of Electrical and Electronics Engineers, (2) The American Society of Nondestructive Testing, and (3) The Acoustic Emission Working Group (AEWG), and is a member of The American Society for Nondestructive Testing (ASNT), where he served as its President from 1992-1993 and its Chairman from 1993-1994, a member of AEWG and an honorary life member of the International Committee for Nondestructive Testing. Additionally, he was the recipient of ASNT’s Gold Medal in 2001 and AEWG’s Gold Medal in 2005. He was also one of the six founders of NDT Academia International in 2008.

Mr. Vahaviolos brings to the Board his detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our business. In addition, his significant experience as the company’s founder, Chairman, President and CEO, his leadership of our Company over three decades during various economic cycles and through its successful initial public offering, and his 42% ownership of the Company, position him well to serve as our Chairman.

Vote Required and Recommendation of the Board.  The six nominees receiving the greatest number of votes cast for their election as directors will be elected. The proxy committee appointed by the Board of Directors intends to vote all proxies for the election of each of these nominees, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the election of the above-named nominees as directors.

ITEM 2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2011. Shareholder ratification of the appointment is not required under the laws of the State of Delaware, but the Board has decided to ascertain the position of the shareholders on the appointment. The Audit Committee will reconsider the appointment of PwC if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee will still have the discretion to appointment a different independent registered public accounting firm if the committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PwC is expected to attend the 2010 Annual Meeting with the opportunity to make a statement if the PwC representative desires to do so and to respond to appropriate questions presented at the meeting.

Vote Required and Recommendation of the Board.  The ratification of the appointment of the independent registered public accounting firm requires the approval of a majority of the votes cast for this matter. The proxy committee appointed by the Board intends to vote all proxies for the ratification of PwC, unless you indicate otherwise on your proxy card or pursuant to your voting instructions. The Board unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent registered public accounting firm is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management, the internal auditors and the independent registered public accounting firm (including private sessions with the internal auditors, the independent registered public accounting firm, the Chief Financial Officer and other members of management at Audit Committee meetings). Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the fiscal year ended May 31, 2010 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380). In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’ communications with the Audit committee concerning independence, and the Audit Committee and the independent registered public accounting firm have discussed the independent registered public accounting firm’s independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent registered public accounting firm and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services.

In further reliance on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2010, for filing with the Securities and Exchange Commission.

James J. Forese, Chairman
Elizabeth A. Burgess
Manuel N. Stamatakis

FEES OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the fees billed by PwC for the audits for each of the past two fiscal years for professional services rendered for the audit of our financial statements and the fees billed in each of the past two fiscal years for the other services listed below:

	2010	2009

Audit Fees	$927,709	$956,612
Audit-Related Fees	435,000	984,900
Tax Fees	151,500	72,500
All Other Fees	—	—

Total	$1,514,209	$2,014,012

Audit Fees.  Audit fees for both years consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees.  Audit-related fees consist of fees associated with our registration statement on Form S-1 related to our IPO.

Tax fees.  Tax fees consist of fees associated with tax compliance work and in 2010, $35,000 related to work on transfer pricing.

The Audit Committee’s charter provides for review and pre-approval by the Audit Committee of all audit services, permissible non-audit services and related fees conducted by our independent auditor. The Audit Committee meets annually to approve audit and tax fees for the ensuing year. The Audit Committee authorized the Chief Financial Officer to engage PwC on certain tax matters, provided that PwC is more efficient or uniquely qualified to perform the work for which it is engaged and that such engagement is reported to the full Audit Committee in a timely manner. All of the fees and services described above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were approved by the Audit Committee and the Audit Committee concluded that the provision of such services by PwC did not impact PwC’s independence in the conduct of its auditing functions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010.

Daniel M. Dickinson, Chairman
Richard H. Glanton
Manuel N. Stamatakis

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During fiscal 2010, we went public with our IPO on October 8, 2009. We are currently reviewing our executive compensation programs to ensure our compensation program designs, processes and award amounts are optimally structured for a publicly traded company of our size. However, our basic approach to compensation will maintain the same key principles that we have had in the past:

•	Compensation that is aligned with our performance and value creation;

•	A focus on cash and equity incentives;

•	Conservative use of executive-only perquisites and benefits; and

•	Pay amounts that are reasonably competitive, based upon pay in the industry and at competitors, and fair, based upon each executives officer’s contributions to performance

Overview and Philosophy

Our current compensation program for our executive officers, which includes our “named executive officers” listed in the Summary Compensation Table for 2010 below, was developed and implemented by our Board while we were a private company. Therefore, our current compensation program and the process by which it was developed, which we used in 2010, is less formal than that which we plan to follow for fiscal 2011 and beyond. We are reviewing our compensation philosophy and are adopting compensation policies and objectives that generally are more consistent with those of a public company. Overall, the objectives of our compensation programs are to attract, motivate and retain the best possible executive talent, to reward individual performance and to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interest of our executive officers and shareholders.

In connection with our IPO, the Board formed the Compensation Committee, which has been reviewing base salaries, bonuses, stock-based compensation, long-term incentive awards and other compensation and benefits to be paid, granted or provided to our executive officers. The Compensation Committee is considering (1) our historical and expected performance, (2) the alignment of individual performance with our operational objectives, (3) the anticipated level of difficulty in replacing our executive officers with persons of comparable experience, skill and knowledge, and (4) the pay practices of comparable companies. To this end, our Compensation Committee is in the process of undertaking a review of executive officer compensation trends at comparable companies. Overall, the objectives of our compensation programs are to attract, motivate and retain the best possible executive talent, to reward individual performance and to achieve strategic business objectives that are aimed at growing our business and aligning the long-term interests of our executives and shareholders.

Components of Executive Compensation for Fiscal 2010

The principal components of our current executive compensation program are base salary and an annual performance bonus principally based on our revenues and adjusted EBITDA (and in the case of our executive officers who are responsible for a particular group, on the financial performance of the group for which each such executive officer is responsible). Certain executive officers also received stock options, which were awarded based upon contributions and the need to retain or attract talent. In addition, we maintain certain benefits and perquisites for our executive officers. Although each element of compensation described below is considered separately, our Compensation Committee takes into account the aggregate compensation package for each individual in its determination of each individual component of that package.

The Compensation Committee believes that all of our executive officers, including our named executive officers, should have a meaningful portion of their total compensation opportunity linked to increasing shareholder value through the Company’s business strategy of focusing upon growth opportunities and continued improvements in profitability and cash flow. The Compensation Committee utilizes a combination of annual cash incentives, or bonuses, and equity awards to executive officers as incentives that most closely align their interests with shareholders and achieving the financial goals of growth and increased profitability and cash flow. The Compensation Committee believes that base salaries, annual cash incentives and equity-based incentives provided to executive officers appropriately align the interests of executive officers with the interests of our shareholders. The Compensation Committee’s compensation strategy will continue to place a greater emphasis on incentive compensation, both annual cash bonuses and equity awards. The Compensation Committee will consider the cost-effectiveness of such incentives, which will include evaluating the impact of charges to earnings versus the perceived net-of-tax value of certain equity awards to executive officers in determining the appropriateness of such incentives.

The components of executive compensation for fiscal 2010 are as follows:

•	Base salary. Base salary is a fixed compensation amount paid during the course of the fiscal year. Each named executive officer’s base salary is reviewed on an annual basis by the Compensation Committee (and previously the full Board before it formed the Compensation Committee). Historically, we have not applied specific formulas to set base salary or to determine salary increases, nor have we sought to formally benchmark base salary against similarly situated companies. However, we do take into account the salaries of executives of comparable companies as one of the factors when determining base salaries. In addition, we consider the compensation treatment an individual received in previous years. Generally, salary is determined by reference to the scope of each executive officer’s responsibilities and is intended to provide a basic level of compensation for performing the job expected of the individual. We believe that each executive officer’s base salary must be competitive in our industry and with the market generally with respect to the knowledge, skills and experience that are necessary for the executive officer to meet the requirements of the position.

During fiscal 2010, a salary increase was given to Mr. Bertolotti, increasing his salary from $187,500 to $215,623, and to Mr. Lange, increasing his salary from $239,990 to 264,000. These increases were made to reward Messrs. Lange and Bertolotti for the tremendous growth in the Services division over the past several years and to keep their base salaries competitive with comparable officers at other companies, particularly competitors. Dr. Vahaviolos’ base salary was increased from $312,716 to $345,000 effective for the 2010 fiscal year.

•	Annual cash incentives. Annual cash incentives are intended to reward executive officers for Company and individual performance. Each executive officer has the potential to earn cash incentives based upon a percentage of his or her base salary, with the maximum target currently being 75% for our CEO. In fiscal 2010, the cash incentives were principally based on our revenues and adjusted EBITDA (an explanation of adjusted EBITDA is set forth in our 2010 annual report). We chose revenues as a metric in order to incentivize and reward revenue growth and adjusted EBITDA because we believe it is a useful, consistent measure of our profitability and cash flow. The targets for fiscal 2010 were revenues of $260 million and adjusted EBITDA of $44.5 million. In addition, the cash incentives for our executive officers were also based in part on other factors, such as new product introduction, customer base growth, customer retention, completion of acquisitions and successful integration of acquired companies or assets and, with respect to our executive officers responsible for a group, on the performance of the group for which each is responsible, although we did not assign a target for any of these factors. Instead, with respect to these factors, we used our own experience and judgment to determine whether and to what extent each executive officer’s cash incentives should be adjusted as a result of his or her performance with respect to such factors.

We did not achieve our adjusted EBITDA goal and the Compensation Committee used its discretion in awarding bonuses for fiscal 2010. The cash incentives paid to our named executive officers ranged from approximately 21% to 43% of our named executive officers’ base salaries. We did not adhere to a fixed formula for determining the aggregate cash incentives since the applicable targets for adjusted EBITDA were not met, nor did we assign a fixed weight to the other metrics on which such incentives were based, but we did take into account their relative contributions for their respective division or function. The award for Mr. Peterik was the highest as a percentage of his base salary due to his work on our successful IPO in October 2009 and his continued assistance with the completion of our 2010 audit as he prepared to retire.

•	Equity Awards. We granted equity awards in 2010 to certain of our named executive officers on a limited basis. The form of award we used in 2010 was stock options, consistent with the equity awards we granted in the past. Effective upon on IPO in October 2009, we adopted a new long-term incentive compensation plan for equity compensation as a public company. Stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant. Prior to our IPO, the exercise price for an award was based upon the fair market value as determined by our Board.

In fiscal 2010, we awarded stock options to Dr. Vahaviolos and Messrs. Peterik, Lange and Keefe. The awards to Dr. Vahaviolos and Messrs. Lange and Peterik were prior to our IPO and the establishment of our Compensation Committee, so our full Board reviewed and approved the awards to these three individuals. We awarded Dr. Vahaviolos options to purchase 1,950,000 shares pursuant to his employment agreement to provide incentive for Mr. Vahaviolos to remain with the Company and to reward him for his numerous accomplishments, including (i) tremendous leadership in establishing and growing the Company, (ii) his unique industry knowledge and experience that has enable us to become a leader in asset protection solutions, and (iii) preparing us for the IPO. The Board also considered that Dr. Vahaviolos did not receive any prior equity awards despite his service as Chairman and CEO since the Company’s inception. Mr. Lange received an award of options to purchase 169,000 shares based in part on the vital role he played in the growth of our Services division over the past several years. The Board also took into account that Mr. Lange had not received any equity awards since joining the Company in 2000. Mr. Peterik received options to purchase 65,000 shares based in part on the work performed by Mr. Peterik as Chief Financial Officer preparing us for our IPO. The Board also considered the fact that Mr. Peterik had not received an equity award since a grant he received in 2005 when he joined the Company. Mr. Keefe was granted options to purchase 35,000 shares as an inducement to join the Company as our Executive Vice President, General Counsel and Secretary.

•	Benefits and perquisites. Our named executive officers are eligible to receive the same benefits that are generally available to all employees. We provide a qualified matching contribution to each employee, including our executive officers, who participates in our 401(k) plan. This matching policy provides that we match half of the first 6% of compensation that our named executive officers contribute to the plan. Most of our named executive officers also receive a vehicle allowance or use a company vehicle. We also provide certain additional benefits to our named executive officers located outside the United States, including health and dental insurance and a car allowance, which we believe are consistent with those offered by other companies and specifically with those companies with which we compete for these employees. We did not provide any other personal benefits or pension, deferred compensation or other retirement benefits to our named executive officers in fiscal 2010.

Role of Executive Officers in Setting Compensation

Dr. Vahaviolos, our founder, Chairman and CEO, has traditionally had a role in setting compensation for executive officers. Dr. Vahaviolos has been operating in the NDT and asset protection industry for more than 30 years and possesses a detailed and in-depth knowledge of the industry and our competitors, which enables him to assess the performance of our executive officers as compared to our competitors. Prior to the IPO, the full Board would review and approve compensation for executive officers based upon the recommendations of Dr. Vahaviolos.

Since our IPO, our Compensation Committee has taken over the role previously played by the Board and has become active in reviewing and approving compensation, particularly to help ensure the Company remains competitive in its compensation practices but in line with our resources. In 2010, Dr. Vahaviolos continued to play a role in making recommendations to the Compensation Committee regarding the other executive officers of the Company and the level of overall equity awards, but his recommendations are subject to the Compensation Committee’s independent review and approval. We expect this practice will continue in the future, as Dr. Vahaviolos’ input and guidance as to compensation treatment for other executive officers is vital for the Compensation Committee.

Use of Comparisons and Peer Groups

We do not have a specific peer group at this time, though we are in the process of developing one. When making compensation decisions, we did take into account compensation levels of some our competitors for executive talent, namely Team, Inc. and Furmanite Corporation.

Impact of Tax Treatment

The Company and the Compensation Committee consider tax, tax deductibility and accounting treatment of various compensation alternatives, and strive to structure all compensation to be fully tax deductible. However, these are not the driving or most influential factors. The Compensation Committee may approve non-deductible compensation arrangements if it believes they are in the best interests of the Company and its shareholders, taking into account several factors, including our ability to utilize deductions based on projected taxable income.

Employment Agreements

In 2010, we entered into an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. We entered into this agreement to help ensure we would have the continuing services of Dr. Vahaviolos by providing incentives for Mr. Vahaviolos to remain with the Company, to reward him for his numerous accomplishments, and to protect the Company with restrictive covenants on Dr. Vahaviolos’ ability to compete with us should he decide to leave us. The agreement had an initial term of two years, which was extended to four years until August 31, 2013, and will automatically renew for successive one-year periods in the absence of an election by either party to terminate. The employment agreement is described further under “Vahaviolos Employment Agreement” and “Potential Payments upon Termination of Employment.” We currently have no employment agreements with our other executive officers, although we may in the future enter into employment agreements or adopt severance or change in control policies.

Stock Ownership Guidelines, Recoupment and Hedging Prohibitions

We currently do not have any stock ownership or retention guidelines for our executive officers or directors. In addition, we currently do not have a formal policy regarding recoupment or recovery of adjustments of compensation awards in case of an accounting restatement or adjustment that results in a change of a performance measurement if the resulting change would have reduced an award or incentive payment. We will continue to review best practices periodically and re-evaluate our position with respect to these two matters, particularly as we develop our compensation program for fiscal 2011.

Our Insider Trading Compliance Policy prohibits all of our employees, including our executive, officers, and directors from (i) trading in options of any kind or other derivatives related to our securities, (ii) selling our securities short or (iii) holding our securities in margin accounts.

Compensation for Fiscal 2011

The Compensation Committee is working with management to design a compensation program that will fulfill the following objectives:

•	attract and retain the talent that we believe is required to successfully execute our business strategy;

•	align the interests of our executives with the interests of our shareholders;

•	reinforce expectations of leadership and achievement, consistent with our values and our vision to be the best positioned, most trusted choice and one source for asset protection solutions;

•	be competitive with a peer group against whom we compete for talent; and

•	provide a strong incentive to our executives to achieve their potential and our goals and long-term success.

We envision that the program will have annual cash incentives based upon financial measurements, and will include a more formalized and systematic use of long-term equity incentives, typical of public companies. We are currently in the process of reaching decisions on the design of these programs.

Risk Assessment of Compensation Practices and Programs

Our Compensation Committee assessed whether our compensation practices and program for employees pose any material risk to the Company and determined that our compensation practices and programs are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and each of the next three most highly compensated executive officers in fiscal 2010, and another highly paid individual, Mr. Bertolotti, who was made an executive officer after the end of fiscal 2010, but was a significant employee during the period. We refer to these individuals as our “named executive officers.”

				Option	All Other
	Fiscal	Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)

Sotirios J. Vahaviolos	2010	$345,000	$125,000	$9,712,500	$22,638	$10,205,138
Chairman, President and Chief Executive Officer	2009	312,716	120,000	—	22,769	455,485
Paul Peterik	2010	231,000	100,000	323,750	13,321	668,071
Chief Financial Officer	2009	219,527	74,000	—	16,365	309,892
Michael J. Lange	2010	259,146	85,000	841,750	19,938	1,205,834
Group Executive Vice President, Services	2009	198,000	78,000	—	17,494	293,494
Dennis Bertolotti	2010	202,464	80,000	—	13,608	296,072
President and Chief Operating Officer, Services
Phillip T. Cole(3)	2010	165,663	57,637	—	30,922	254,222
Group Executive Vice President, Marketing and Sales	2009	162,215	58,676	—	29,051	249,942
Michael C. Keefe	2010	93,568	20,000	189,987	6,094	309,649
Executive Vice President, General Counsel and Secretary

(1)	Represents grant date fair value of stock option awards granted in the fiscal year, calculated using the Black-Scholes option valuation model in accordance with U.S. GAAP. The valuation assumptions used to determine these amounts are described under “Stock-based compensation” in Note 2 to our audited financial statements for the year ended May 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on August 17, 2010.

(2)	All Other Compensation in 2010 included the following: $14,482 of vehicle allowance and $7,723 of matching contributions under our 401(k) plan for Dr. Vahaviolos; $7,800 of vehicle allowance and $5,235 of matching contributions under our 401(k) plan for Mr. Peterik; $12,206 of vehicle allowance and $7,312 of matching contributions under our 401(k) plan for Mr. Lange; and $7,089 of vehicle allowance and $6,166 of matching contributions under our 401(k) plan for Mr. Bertolotti. For Mr. Cole, this amount includes $21,174 contribution for retirement, $3,655 for healthcare and $6,093 for car allowance.

(3)	The amounts for Mr. Cole are converted from British pounds (the currency with which Mr. Cole is paid) to U.S. dollars using an average exchange rate for the fiscal year, which is the period of May 1 through April 30 for our subsidiaries outside of North America. For fiscal 2010, the average exchange rate used was 0.6246 British pounds per U.S. dollar.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information regarding grants of plan-based awards to our named executive officers in fiscal 2010:

		All Other Option
		Awards: Number of	Exercise or Base	Grant Date Fair
		Securities Underlying	Price of Option	Value of Stock and
		Options	Awards	Option Awards
Name	Grant Date	(#)	($/sh)	($)(3)

Sotirios J. Vahaviolos	9/1/2009	1,950,000 (1)	$13.46	$9,712,500
Paul Peterik	7/16/2009	65,000 (1)	13.46	323,750
Michael J. Lange	7/16/2009	169,000 (1)	13.46	841,750
Michael C. Keefe	12/28/2009	35,000 (2)	14.67	189,987

(1)	These option awards were granted pursuant to our 2007 Stock Option Plan. The options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)	This option award was granted pursuant to our 2009 Long-Term Incentive Plan. The options vest as to 25% of the shares on the first anniversary date of the grant and the remaining 75% vest ratably over the following 36 months, until fully vested on the fourth anniversary date.

(3)	The amounts in this column represent the aggregate grant date fair value, calculated using the Black-Scholes option valuation model in accordance with US GAAP. The valuation assumptions used to determine these amounts are described under “Stock-based compensation” in Note 2 to our audited financial statements for the year ended May 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on August 17, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table provides information regarding equity awards granted to our named executive officers that were outstanding as of May 31, 2010:

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option
	Unexercised	Options	Exercise Price	Option
Name	Options Exercisable	Unexercisable	($/share)	Expiration Date

Sotirios J. Vahaviolos	—	1,950,000	$13.43	9/1/2019
Paul Peterik	—	65,000	13.43	7/16/2019
Michael J. Lange	—	169,500	13.43	7/16/2019
Dennis Bertolotti	6,500	19,500	10.00	4/9/2019
Michael C. Keefe	—	35,000	14.67	12/28/2019

Option Exercises in Fiscal 2010

The following table provides information concerning the exercises of stock options by our named executive officers in fiscal 2010 on an aggregated basis.

	Option Awards
	Number of Shares
	Acquired on	Value Realized Upon
Name	Exercise (#)	Exercise ($)

Paul Peterik	162,500	$1,592,565
Dennis Bertolotti	42,250	574,600

Pension Benefits and Non-Qualified Deferred Compensation

We do not currently provide our named executive officers with pension benefits or nonqualified deferred compensation.

Potential Payments upon Termination of Employment

As of the end of fiscal 2010, none of our named executive officers other than Dr. Vahaviolos was entitled to receive any benefits in connection with a termination of employment. The following summarizes the payments and benefits that would be owed by us to Dr. Vahaviolos upon termination under the circumstances described below, in each case assuming termination occurred on May 31, 2010.

		Incentive	Unvested	Healthcare
Event	Salary	Bonus(1)	Equity(2)	Benefits	Total

Termination by Company without cause/termination by Dr. Vahaviolos for good reason, with no change in control	$345,000	$383,750	—	$27,126	$755,876
Change of control and termination by Company without cause/termination by Dr. Vahaviolos for good reason	690,000	645,500	—	27,126	1,359,626
Disability or death	172,500	125,000	—	27,126	324,626

(1)	Includes the current fiscal year (2010) cash bonus of $125,000 in all three situations, plus one year target bonus at 75% of salary without change in control and two years target bonus in case of change in control.

(2)	Dr. Vahaviolos’ unvested stock options vest upon the termination of his employment for either of the first two events listed above (but not upon death or disability). However, because the price of our stock on May 31, 2010 was $11.94, below the exercise price of Dr. Vahaviolos’ unvested options, no value was attributed to these options.

Termination without cause occurs if Dr. Vahaviolos is terminated for any reason other than: (1) a conviction of or a nolo contendre (uncontested) plea to a felony or an indictment for a felony against Mistras that has a material adverse effect on our business; (2) fraud involving Mistras; (3) willful failure to carry out material employment responsibilities; or (4) willful violation of a material company policy, in each case subject to a 30 day cure period if the act or omission is curable by Dr. Vahaviolos.

Dr. Vahaviolos may terminate his employment for good reason as follows: (1) a material reduction in his status or position, including a reduction in his duties, responsibilities or authority, or the assignment to him of duties or responsibilities that are materially inconsistent with his status or position; (2) a reduction in his base salary or failure to pay such amount; (3) a reduction in his total target incentive award opportunity; (4) a breach by us of any of our material obligations under the employment agreement; (5) a required relocation of his principal place of employment of more than 50 miles; or (6) in connection with a change in control, a failure by the successor company to assume our obligations under his employment agreement.

Termination in connection with a change in control occurs if we terminate Dr. Vahaviolos’ employment without cause at the request of an acquirer or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or we terminate him without cause or he terminates his employment for good reason within two years after a change in control.

Vahaviolos Employment Agreement

We have an employment agreement with Dr. Vahaviolos for the positions of executive chairman of the board and chief executive officer. The agreement has an initial term of four years, until August 31, 2013, and is automatically renewable for successive one-year periods in the absence of an election by either party to terminate. The employment agreement provides for an initial annual base salary of $345,000, subject to annual review by the Compensation Committee. Dr. Vahaviolos is entitled to annual short-term incentive opportunities targeted at 75% of his annual base salary. Under his employment agreement, Dr. Vahaviolos was granted an option to purchase 1,950,000 shares of our common stock with an exercise price equal to $13.46 per share pursuant to our 2007 Stock Option Plan. The options are subject to a four-year vesting schedule, with 25% of the options vesting each upon the first, second, third and fourth anniversary of their issuance.

Under his employment agreement, Dr. Vahaviolos is entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described under “Potential Payments upon Termination of Employment” above. If Dr. Vahaviolos is subject to the federal excise tax on “excess parachute payments” for benefits he is entitled to under his employment agreement or otherwise from us, he is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Payment and benefits under the employment agreement are subject to compliance by Dr. Vahaviolos with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Dr. Vahaviolos’ employment. The non-disclosure covenant does not expire. If Dr. Vahaviolos violates any of these covenants, he will not be entitled to further payments and benefits under the employment agreement and must repay us for the payments and the value of benefits previously received under the agreement. All post-employment payments or benefits under the employment agreement are conditioned on the execution of a general release of claims by Dr. Vahaviolos in favor of us, our affiliates, and our officers, directors and employees.

We currently have no employment agreements with our other named executive officers.

EQUITY INCENTIVE PLAN INFORMATION

The following table provides certain information as of May 31, 2010 concerning the shares of our common stock that may be issued under existing equity compensation plans.

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
Plan Category	Outstanding Options	Outstanding Options	Equity Compensation Plans

Equity Compensation Plans Approved by Security Holders(1)	2,924,900	$12.29	2,251,318
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	2,924,900	$12.29	2,251,318

(1)	Includes all the Company’s plans: 1995 Incentive Stock Option and Restricted Stock Plan, 2007 Stock Option Plan and 2009 Long-Term Incentive Plan.

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If a shareholder wants us to include such a proposal in our proxy statement for presentation at our 2011 annual meeting of shareholders, the proposal must be received by our Corporate Secretary, at 195 Clarksville Road, Princeton Junction, New Jersey 08550, no later than May 20, 2011, and all applicable requirements of Rule 14a-8 must be satisfied. If the shareholder submitting the proposal is not the holder of record, the shareholder will need to submit to us proof of ownership for at least one year. This can generally be obtained from the bank, broker or other nominee holding the shares. We are not required to include any proposal received after May 20, 2011 in our proxy materials for the 2011 annual meeting.

A shareholder may also nominate directors or have other business brought before the 2011 annual meeting by submitting the nomination or proposal to us on or after June 16, 2011, and on or before July 16, 2011, in accordance with Section 2.14 of our bylaws. If, however, our 2011 annual shareholders meeting is held before September 14, 2011 or after December 13, 2011, the time period for a shareholder to submit a nomination or proposal will be modified in accordance with Section 2.14 of our bylaws. The nomination or proposal must be delivered to our Corporate Secretary at 195 Clarksville Road, Princeton Junction, New Jersey 08550, and meet all the requirements of our bylaws. Our bylaws are available on our website at http://investors.mistrasgroup.com/governance.cfm.

Directions to Mistras Group Headquarters

195 Clarksville Road

Princeton Junction, New Jersey 08550

From Route 1 North from Trenton:

Take exit for Quakerbridge Road (County Road 533) south. Merge onto Quakerbridge Road heading south, then make left at traffic light at Clarksville Road (County Road 638). Stay on Clarksville Road for approximately 2 miles, and the entrance to Mistras headquarters will be on the left. Upon entering the parking lot, Mistras headquarters is the building on the right.

From Route 1 South from North Brunswick:

Take the second exit for Alexander Road (Alexander Road east, Princeton Junction). Merge onto Alexander Road and take to the traffic circle. Take the first turn off the traffic circle (1/4 of the way around the traffic circle) on to North Post Road. Take North Post Road to the first traffic light, and make a right onto Clarksville Road. Take Clarksville Road approximately 1/2 mile to Mistras headquarters on right. Upon entering the parking lot, Mistras headquarters is the building on the right.

☐          ■

MISTRAS GROUP, INC.

2010 Annual Shareholders Meeting of Mistras Group, Inc.

Thursday, October 14, 2010
4:00 p.m., Eastern Time
Mistras Group Headquarters
195 Clarksville Road
Princeton Junction, NJ 08550

Proxy Solicited by the Board of Directors

The undersigned appoints Sotirios J. Vahaviolos, Michael C. Keefe, and Francis T. Joyce, and each of them, as proxies, each with full power of substitution, and authorizes each of them to represent and to vote, as designated on this form, all the shares of common stock of Mistras Group, Inc. held by the undersigned as of the close of business on August 20, 2010, at the annual shareholders meeting to be held on October 14, 2010 at 4:00 p.m., Eastern Time, at Mistras Group Headquarters at 195 Clarksville Road, Princeton Junction, NJ 08550, or any adjournment or postponement.

(Continued and to be signed on the reverse side.)

■	■

ANNUAL MEETING OF SHAREHOLDERS OF

MISTRAS GROUP, INC.

October 14, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and Mistras Group’s 2010 Annual Report are available at https://materials.proxyvote.com/60649T.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.